FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS FIRST HALF AND SECOND QUARTER FISCAL YEAR 2008 RESULTS

First Half Revenues Increase 14% and First Half EPS Increases to $0.23 Per Share

MENLO PARK, CA – January 3, 2008 — Landec Corporation (Nasdaq: LNDC), today reported results for the first half and second quarter of fiscal year 2008. Revenues for the first six months of fiscal year 2008 increased 14% to $121.6 million compared to revenues of $106.3 million for the same period a year ago. Net income for the first six months increased to $6.2 million or $0.23 per diluted share compared to net income of $122,000 for the same period last year.

“We are pleased with the progress we have made during the first half of fiscal year 2008,” stated Gary Steele, Chairman and CEO of Landec. “Consistent with our goals for the fiscal year, overall revenues increased 14% while overall gross profit increased 29%, resulting in Landec generating $6.2 million of net income and $4.8 million of cash flow from operations.”

“For the first six months, each of our businesses recorded increases in both revenues and gross profit”, said Steele. “Apio’s value-added vegetables business, which accounts for 65% of Landec revenues, recorded an 11% growth in both revenues and gross profit, while the much smaller based and emerging Apio Packaging business reported a 6-fold increase in revenues and a 13-fold increase in gross profit. The Apio trading business revenues increased 14% and generated an expected average gross margin of 5.4%. Our Technology Licensing business reported an increase in revenues of $2.3 million or over 200% and an increase in gross profit of $2.5 million or nearly 300% compared to the same period last year, due primarily to the Intellicoat license agreement with Monsanto signed in December 2006.”

The $15.3 million or 14% increase in overall revenues for the first six months of fiscal year 2008 compared to the same period last year was due to: (1) a $7.8 million or 11% increase in revenues from Apio’s value-added specialty packaging vegetable products, (2) a $4.9 million or 14% increase in revenues from Apio’s commission trading business, and (3) a $2.3 million or over 200% increase in revenues from our Technology Licensing business.

For the first six months of fiscal year 2008, Landec’s net income increased to $6.2 million from $122,000 in the same period last year due to several factors. Items increasing net income included: (1) a $1.2 million increase in gross profit in Apio’s value-added vegetable business primarily due to increased revenues, (2) a $2.5 million increase in licensing gross profit as a result of the Intellicoat license agreement with Monsanto, and (3) the elimination of $5.5 million of operating losses incurred by Landec Ag in the first six months of fiscal year 2007 which is non-recurring due to the Intellicoat license agreement with Monsanto which provides that Monsanto will pay for all of Intellicoat’s operating costs. These increases in net income were partially offset by (1) the increase in income taxes of $2.4 million during the first six months of fiscal year 2008 compared to the same period last year, and (2) net proceeds of $1.5 million from a one-time insurance settlement received during the first six months of fiscal year 2007 which was recorded as a reduction of general and administrative expenses last year.

For the second quarter of fiscal year 2008, revenues were $59.0 million versus revenues of $55.2 million in the year ago quarter. The Company reported net income for the second quarter of fiscal year 2008 of $3.1 million or $0.12 per diluted share compared to net income of $108,000 in the second quarter of the prior year.

The increase in revenues for the second quarter of fiscal year 2008 was due to a $3.5 million or 10% increase in revenues from Apio’s value-added specialty packaging vegetable products and a $940,000 or 130% increase in revenues from our Technology Licensing business. These increases in revenues were partially offset by a $761,000 or 4% decrease in revenues from Apio’s commission trading business due to the timing of export shipments. The growth in revenues during the second quarter of fiscal year 2008 was lower than the revenue growth during the first quarter of fiscal year 2008 due to the timing of Apio trading revenues which are subject to seasonal fluctuations. During the second quarter of this fiscal year, Apio trading revenues decreased 4% compared to the second quarter of last year whereas during this year’s first quarter trading revenues increased 36% compared to the first quarter last year. For the first six months of fiscal year 2008, trading revenues increased 14% compared to the same period last year.

For the second quarter of fiscal year 2008, Landec’s net income increased to $3.1 million from $108,000 in the same period last year due to several factors. Items increasing net income included: (1) a $1.0 million increase in licensing gross profit primarily due to the Intellicoat license agreement with Monsanto, and (2) the elimination of $3.1 million of operating losses incurred by Landec Ag in the second quarter of fiscal year 2007 which is non-recurring due to the Intellicoat license agreement with Monsanto signed in December 2006. These increases in net income were partially offset by (1) the increase in income taxes of $1.2 million during the second quarter of fiscal year 2008 compared to the same period last year, (2) a $391,000 decrease in gross profit in Apio’s value-added vegetable business primarily due to seasonal produce supply shortages during the second quarter of fiscal year 2008, which required Apio to purchase some produce on the open market at prices above contracted prices, compared to the year ago quarter when shortages were insignificant, and (3) a $188,000 decrease in gross profit for the trading business primarily due to the timing of export shipments.

Landec Second Quarter 2008 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Friday, January 4, 2008 during which senior management of Landec will present an overview of results for the first half and second quarter of fiscal year 2008. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 206-6900 or (703) 639-1110 at least 5 minutes prior to the start. A replay of the call will be available through Friday, January 11, 2008 by calling (888) 266-2081 or (703) 925-2533, code #1176307.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 27, 2007 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	November 25, 2007	May 27, 2007
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$45,130	$62,556
Accounts receivable, net	18,066	18,185
Inventories, net	8,420	6,800
Notes and advances receivable	1,575	282
Prepaid expenses and other current assets	1,126	1,316

Total Current Assets	74,317	89,139
Property and equipment, net	20,259	20,270
Intangible assets, net	30,763	29,630
Other assets	2,639	2,329

Total Assets	$127,978	$141,368

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$14,148	$13,880
Income taxes payable	537	458
Accrued compensation	1,629	3,126
Other accrued liabilities	1,593	1,340
Related party note payable	82	—
Deferred revenue	2,138	3,491
Total Current Liabilities	20,127	22,295
Related party note payable	76	—
Deferred revenue	6,000	7,000
Minority interest	1,302	1,845
Shareholders’ Equity
Common stock	130,846	129,560
Accumulated deficit	(30,373)	(19,332)

Total Shareholders’ Equity	100,473	110,228

Total Liabilities and Shareholders’ Equity	$127,978	$141,368

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
	November 25,	November 26,	November 25,	November 26,
	2007	2006	2007	2006
Revenues:
Product sales	$56,274	$53,584	$116,075	$103,631
Services revenues	909	831	1,983	1,674
License fees	1,550	681	3,131	881
Research, development, and royalty revenues	228	98	431	156

Total revenues	58,961	55,194	121,620	106,342
Cost of revenue:
Cost of product sales	49,348	46,230	102,151	91,067
Cost of services revenues	756	688	1,638	1,442

Total cost of revenue	50,104	46,918	103,789	92,509
Gross profit	8,857	8,276	17,831	13,833
Operating costs and expenses:
Research and development	788	840	1,610	1,624
Selling, general and administrative	4,239	7,289	8,785	12,191

Total operating costs and expenses	5,027	8,129	10,395	13,815

Operating income (loss)	3,830	147	7,436	18
Interest income	607	177	1,388	413
Interest expense	(5)	(121)	(13)	(191)
Other expense	(109)	(95)	(229)	(118)

Net income before taxes	4,323	108	8,582	122
Income taxes	(1,198)	—	(2,380)	—

Net income	$3,125	$108	$6,202	$122

Diluted net income (loss) per share	$0.12	$(0.00)	$0.23	$(0.01)

Shares used in diluted per share computations	27,020	25,039	26,970	24,988

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 25, 2007
QUESTIONS AND ANSWERS

1)	Based on the increase in net income during the first six months of fiscal year 2008 compared to the first six months of last year, is the Company going to change its guidance for all of fiscal year 2008?

Although the results for the first six months of fiscal year 2008 were much better than the same period last year, the results for the first six months are in line with our internal plan for that period. Accordingly, we are not changing our original guidance for fiscal year 2008. As a reminder, during the first six months of fiscal year 2007 we incurred operating losses at Landec Ag of approximately $5.5 million. Those losses are not recurring this fiscal year as a result of the sale of FCD to Monsanto on December 1, 2006 and the fact that under the Intellicoat licensing agreement, Monsanto is currently paying for all of Intellicoat’s operating costs.

To reiterate our guidance for all of fiscal year 2008, we plan to grow overall revenues by 10% to 15% and, after excluding the following non-recurring events from fiscal year 2007, we plan to grow pre-tax net income 45% to 55% and net income after tax 30% to 40% compared to fiscal year 2007.

Fiscal year 2007 non-recurring events were (in thousands):

1)	Income, net of expenses, from sale of FCD — $22,669

2)	Insurance settlement from fire — $1,473

3)	Aesthetic Sciences milestone payment — $481

4)	Operating losses at Landec Ag from the beginning of the fiscal year through the close of the sale of FCD – ($5,838)

Included in the net income growth expectations for fiscal year 2008 is $5.4 million in license revenues from Monsanto, up from $2.7 million in fiscal year 2007, which is expected to be more than offset by an increase in our effective tax rate for book purposes from 8% in fiscal year 2007 to approximately 28% to 30% in fiscal year 2008.

2)	How is the Chiquita collaboration progressing?

Chiquita continues to be actively committed to utilizing Landec’s BreatheWay packaging technology for creating value-added products for Chiquita® Brand bananas and avocados. This is evident from the expanded agreement that the parties entered into in September 2007 which covers additional exclusive fields for bananas that are strategically important to Chiquita, as well as new applications for packaging and selling avocados, resulting in expanded value-added market opportunities for both Chiquita and Landec’s BreatheWay packaging technology. Under the new agreement, in exchange for expanding the exclusive license fields for bananas and adding an exclusive license for avocados, the minimum gross profit amounts to Landec from the purchase of BreatheWay packaging by Chiquita will increase by a total of $2.1 million over Landec’s next two fiscal years to $2.9 million in fiscal year 2008 and to $2.2 million in fiscal year 2009.

The Chiquita-To-Go food service banana program is expanding and progressing well. The Chiquita-To-Go program is focused on non-traditional food outlets, such as, convenience stores, mini-marts, quick serve restaurants and coffee chains. For calendar year 2007 unit sales volume of bananas from the Chiquita-To-Go program was nearly double the unit sales volume in 2006 and Chiquita plans to continue to aggressively expand distribution in the future.

The commercialization of a retail banana product utilizing Landec BreatheWay technology remains a top priority for Chiquita. Initial market and consumer testing has been completed. Chiquita’s newly formed Innovation Team is in the process of analyzing these consumer market results to guide development of product formats and product placement strategies in preparation for future commercialization of the retail application.

Lastly, Chiquita has work teams fully engaged in developing products and market strategies for the commercialization of avocados utilizing BreatheWay technology.

3)	What are some of the key areas of focus for the Technology Licensing business?

We continue to advance our proprietary Intelimer polymer temperature switch materials for controlling a wide range of physical and mechanical properties, such as, permeation control, adhesion control and viscosity modification. We continue to develop new products and applications that use our unique temperature switch properties. Some of the new application areas involve improvements to our seed coatings, improvements and/or new developments in personal care and latent thermoset catalysts, as well as new developments in pharmaceutical drug delivery and active coatings, and films.

4) Why are cash balances down from the end of fiscal year 2007?

As previously disclosed, in the first quarter of fiscal year 2008 we repurchased all of the Apio subsidiary stock and options that were not owned by Landec for $20.8 million.

5)	The Company recognized an income tax expense of $2.4 million during the first six months of fiscal year 2008 but only recorded an additional cash tax liability of $79,000. Why the significant difference?

The repurchase of the Apio options resulted in a tax deduction of $19.7 million during the first six months of fiscal year 2008 which reduced Landec’s cash tax liability to the minimum owed under federal AMT. However, for book purposes, the $19.7 million is not considered a deduction when calculating the income tax expense because the options that were repurchased had never been included as an expense for book purposes under APB 25 (Landec did not adopt SFAS 123(R) which requires the expensing of options until the beginning of fiscal year 2007) and therefore, the $19.7 million was not deductible for book tax expense purposes.

6)	Your stock price has had some fluctuations over the past several months, do you know why?

We don’t specifically know why but the overall market has been very volatile. From the end of calendar year 2006 to the end of calendar year 2007, the CBOE Volatility Index, or VIX, increased 95%. In addition, there may be some correlation between when we entered the Russell 3000 in June 2007 and increased fluctuations in our stock price. We believe this may be a function of the number of quantitative index funds that now own our stock as a result of Landec becoming part of the Russell 3000. As of September 30, 2007, six of our top 18 institutional holders were quantitative index funds.

7)	Management mentioned early in fiscal year 2008 that they expected to enter into two new collaborative agreements before the end of calendar 2007. One of those agreements, the expansion of the Chiquita collaboration was announced in September 2007. Are you still expecting another collaborative agreement soon?

In short, yes. We hope to announce a second agreement before the end of our third fiscal quarter.

8) How do the results by line of business for the three and six months ended November 25, 2007 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended	Six months	Six months
	ended 11/25/07	11/26/06	ended 11/25/07	ended 11/26/06
Revenues:
Apio Value Added(a)	$	$35,812	$78,658	$70,842
	39,264
Apio Packaging (b)	177	41	330	54

Technology Subtotal	39,441	35,853	78,988	70,896
Apio Trading (c)	17,855	18,616	39,306	34,399

Total Apio	57,296	54,469	118,294	105,295
Tech. Licensing (d)	1,665	725	3,326	1,047

Total Revenues	58,961	55,194	121,620	106,342
Gross Profit:
Apio Value Added	6,029	6,420	12,132	10,943
Apio Packaging	146	16	265	20

Technology Subtotal	6,175	6,436	12,397	10,963
Apio Trading	1,017	1,205	2,108	2,032

Total Apio	7,192	7,641	14,505	12,995
Tech. Licensing	1,665	635	3,326	838

Total Gross Profit	8,857	8,276	17,831	13,833
R&D:
Apio	286	323	656	563
Tech. Licensing	502	517	954	1,061

Total R&D	788	840	1,610	1,624
S,G&A:
Apio	3,340	3,343	6,701	6,134
Tech. Licensing (e)	—	2,769	—	5,094
Corporate (f)	899	1,177	2,084	963

Total S,G&A	4,239	7,289	8,785	12,191
Other (g):
Apio	(25)	52	69	156
Corporate	(680)	(91)	(1,303)	(52)

Total Other	(705)	(39)	(1,234)	104
Net Income (Loss):
Apio	3,541	4,027	7,217	6,454
Tech. Licensing	1,163	(2,651)	2,372	(5,317)
Corporate	(1,579)	(1,268)	(3,387)	(1,015)

Net Income	$3,125	$108	$6,202	$122
Net Income (Loss) Per Diluted Share	$0.12	$(0.00)	$0.23	$(0.01)

a)	Apio’s value-added business includes revenues and gross profit from Apio Cooling LP.

b)	Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d)	Included in Tech. Licensing are the Intellicoat license fees from Monsanto.

e)	Included in Tech. Licensing S,G&A for the three and six months ended November 26, 2006 is $2.8 million and $5.1 million, respectively, in non-recurring expenses from FCD which was sold to Monsanto on 12/1/06.

f)	Included in Corporate S,G&A for the three and six months ended November 26, 2006 is $154,000 and $1.5 million, respectively, in net proceeds from an insurance settlement.

g)	Included in Other are net interest income, non-operating income/(expense) and income taxes.